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EXHIBIT 11.1


                                  MECON, INC.
        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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                                            Three Months Ended     Six Months Ended
                                               September 30,          September 30,
                                           --------------------------------------------
                                               1997     1996          1997     1996
                                           --------------------------------------------
Weighted average shares of common stock       6,061    5,916         6,022    5,906
Dilutive effect of options outstanding          219      450           -        469
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Shares used in computing net income
  (loss) per share                            6,280    6,366         6,022    6,375
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Net income (loss)                               375      746          (306)   1,059
Net income (loss) per share                   $0.06    $0.12        $(0.05)   $0.17

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